Exhibit 97

Compensation Recovery Policy

Table of Contents
1. Introduction    2
1.1. Purpose (Statement of Policy)    2
1.2. Scope    2
2. Certain Definitions    2
3. Policy    5
3.1. Required Recoupment in the Event of an Accounting Restatement    5
3.2. Amount Subject to Recoupment    5
3.3. Method of Recoupment    6
3.4. Exceptions to Recoupment Requirement    6
3.5. No Indemnification of Covered Executives    7
4. Administrator Indemnification    7
5. Effectiveness    7
6. Remedies Not Exclusive    7
7. Governance & Accountability    8
7.1. Policy Amendments    8
7.2. Policy Administration    8
7.3. Interpretation    9
7.4. Governing Law    9
7.5. Public Disclosures    10
7.6. Acknowledgment    10
Exhibit 1 – Compensation Recovery Policy Acknowledgement and Agreement    11
Appendix A - Approvals    13
Appendix B - Version History    14

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1.Introduction
1.1.Purpose (Statement of Policy)
In accordance with Section 303A.14 of the New York Stock Exchange Listed Company Manual and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, and together with any applicable regulations, administrative interpretations, or stock market or exchange rules and regulations adopted in connection therewith, the “Recovery Rules”), the Board of Directors (the “Board”) of Circle Internet Group, Inc. (the “Company”) has adopted this Policy, which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement.
Questions about this Policy should be directed to the General Counsel and Corporate Secretary of the Company.
1.2.Scope
This Policy is applicable to all Covered Executives and is binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
This Policy applies to all Incentive-Based Compensation received by a Covered Executive (a) on or after June 4, 2025, (b) after beginning service as a Covered Executive, (c) who served as a Covered Executive at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Covered Executive is serving at the time the Excess Incentive-Based Compensation is required to be repaid to the Company), (d) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (e) during the applicable Clawback Period.
For the avoidance of doubt, this Policy is not applicable to Incentive-Based Compensation that relates to compensation received while an individual was serving in a non-executive capacity prior to becoming a Covered Executive.
2.Certain Definitions
As used in this Policy, the following terms have the following meanings:
a)“Accounting Restatement” means a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under U.S. federal securities laws that is required to correct (i) an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For purposes of this Policy,
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an Accounting Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to (i) out-of-period adjustments (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period); (ii) retrospective application of a change in accounting principles; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends, or other change in capital structure.

b)“Administrator” means the Compensation Committee of the Board, or in the absence of a committee of independent directors responsible for executive compensation decisions, a majority of the independent directors serving on the Board.

c)“Clawback Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months will count as a completed fiscal year). For purposes of this Policy, the “date on which the Company is required to prepare an Accounting Restatement” will be deemed to be the earlier to occur of (i) the date the Board or a committee thereof concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

d)“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

e)“Covered Executives” means, with respect to the Company, any current or former (i) president, (ii) principal financial officer, (iii) principal accounting officer (or if there is no such accounting officer, controller), (iv) vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), (v) officer who performs a policy-making function for the Company (including any officer of the Company’s parent(s) or subsidiaries if they perform policy-making functions for the Company), and (vi) person who performs similar policy-making functions for the Company. For purposes of this definition, “policy-making function” is not intended to include policy-making functions that are not significant. The determination as to an individual’s status as a “Covered Executive” shall be made by the Administrator and such determination shall be final, conclusive, and binding on such individual and all other interested persons.
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f)“Excess Incentive-Based Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, (i) the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated Financial Reporting Measure following the completion of an Accounting Restatement, and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the Administrator in accordance with the Recovery Rules. For the avoidance of doubt, Excess Incentive-Based Compensation may include Incentive-Based Compensation received by a person after such person ceases to be a Covered Executive, including a former employee of the Company Group.
g)“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company Group’s financial statements, (ii) stock price measure, or (iii) total shareholder return (“TSR”) measure (and any measure that is derived wholly or in part from such measure). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

h)“Incentive-Based Compensation” means any compensation (including, for the avoidance of doubt, any awarded and outstanding cash or equity or equity-based compensation, whether deferred or current) that is granted, earned, and/or vested based wholly or in part upon the attainment of a Financial Reporting Measure and as identified by the Administrator in accordance with the Recovery Rules. For the avoidance of doubt, Incentive Compensation will not include any amounts which are granted, vested, or earned based solely upon the occurrence or non-occurrence of nonfinancial events, including, without limitation, the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures that are not Financial Reporting Measures; and (v) amounts received solely based on service or the passage of time; provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure.

i)Incentive-Based Compensation is “received” for purposes of this Policy during the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
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3.Policy
3.1.Required Recoupment in the Event of an Accounting Restatement
If the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly recoup the amount of any Excess Incentive-Based Compensation received by any Covered Executive during the Clawback Period, as calculated pursuant to Section 3.2 hereof. The Company’s obligation to recover Excess Incentive-Based Compensation from a Covered Executive is not dependent on if, or when, the applicable restated financial statements are filed or any fault of any Covered Executive for the accounting errors or other actions leading to an Accounting Restatement.
3.2.Amount Subject to Recoupment
Excess Incentive-Based Compensation will be subject to recovery under this Policy, as determined by the Administrator. The amount of any such Excess Incentive-Based Compensation will be computed by the Administrator on a gross basis without regard to any taxes owed or paid by the Covered Executive in respect of the Excess Incentive-Based Compensation.
If the Financial Reporting Measure applicable to the relevant Incentive-Based Compensation is stock price or TSR (or any measure derived wholly or in part from either of such measures) and where the amount of Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, (a) the Administrator will determine the amount of Excess Incentive-Based Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR (or the derivative measure thereof) upon which the Incentive-Based Compensation was received; and (b) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange.
3.3.Method of Recoupment
Subject to the Recovery Rules, the Administrator will determine, in its sole discretion, the method for recouping Excess Incentive-Based Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award; (b) cancelling cash or equity-based awards, whether vested or unvested or paid or unpaid; (c) cancelling or offsetting against any planned future cash or equity-based awards; (d) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards; and/or (e) any other method authorized by applicable law or contract. For the avoidance of doubt, except as set forth in Section 3.4 in no event may the Company accept an amount that is less than the amount of Excess Incentive-
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Based Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”), any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A) shall be made in compliance with Section 409A.
Notwithstanding anything to the contrary in any agreement between the Company and a Covered Executive, any action by the Company to recover Excess Incentive-Based Compensation under this Policy from a Covered Executive will not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Covered Executive; or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.
3.4.Exceptions to Recoupment Requirement
The Company must recoup Excess Incentive-Based Compensation in compliance with this Policy and the Recovery Rules unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
●The direct expense paid to a third party to assist in enforcing the recovery of Excess Incentive-Based Compensation under this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Excess Incentive-Based Compensation based on the expense of enforcement, the Administrator must make a reasonable attempt to recover such Excess Incentive-Based Compensation, document such reasonable attempt(s) to recover and provide that documentation to the New York Stock Exchange; or
●Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.5.No Indemnification of Covered Executives
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company will not indemnify any Covered Executive, directly or indirectly, against the loss of any Excess Incentive-Based Compensation, including by reimbursing Covered Executives for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy or gross-up payments.
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4.Administrator Indemnification
No member of the Board or Compensation Committee who assists in the administration of this Policy will be personally liable for any action, determination, or interpretation made with respect to this Policy. Such members of the Board or Compensation Committee will be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination, or interpretation. The foregoing will not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
5.Effectiveness
This Policy will be effective as of June 4, 2025.
6.Remedies Not Exclusive
The Company intends that this Policy will be applied to the fullest extent of the law and to comply with the Company’s obligations under the Recovery Rules. Any right of recoupment under this Policy is intended to apply independently and in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to all other clawback, recoupment, or forfeiture policies, agreements or other arrangements of the Company or the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, will limit any claims, damages, or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive. However, any amounts recouped or clawed back under any other policy that would be recoupable under this Policy may count toward any required clawback or recoupment under this Policy and vice versa.
7.Governance & Accountability
7.1.Policy Amendments
Subject to the Recovery Rules, the Administrator may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time in its discretion, and will amend this Policy as it deems necessary to comply with applicable law, rule, regulation, or standard applicable to the Company. In addition, to the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Excess Incentive-Based Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Excess Incentive-Based Compensation to the
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fullest extent required by such applicable law, stock market, or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.
7.2.Policy Administration
Except as specifically set forth herein, this Policy will be administered by the Administrator.
The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable under this Policy, consistent with the Recovery Rules. Any determinations and decisions made by the Administrator pursuant to this Policy will be final and binding on all affected individuals, including each member of the Company Group, its respective affiliates, stockholders, and employees, and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy and the Recovery Rules (other than with respect to any recovery under this Policy involving such officer or employee).
7.3.Interpretation
Notwithstanding anything to the contrary herein, this Policy is intended to comply with the Recovery Rules (and any applicable regulations, administrative interpretations, or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.
Any applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the 2025 Omnibus Incentive Plan and any successor plan thereto.
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7.4.Governing Law
This Policy will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of or relating to this Policy will be resolved by confidential final and binding arbitration by three arbitrators conducted in the State of Delaware, or such other location agreed by the parties hereto, administered by and in accordance with the then-existing American Arbitration Association rules. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) will be resolved by the arbitrators. The determination of the majority of the arbitrators will be final and binding on the parties. The parties will each bear their own expenses in connection with any dispute under or relating to this Policy. To the fullest extent permitted by law, the Covered Executives, their beneficiaries, heirs, executors, administrators, and any other legal representative, and the Company, shall waive (and shall hereby be deemed to have waived) the right to resolve any claim, dispute, or controversy arising under, out of or in connection with this Policy through a trial by jury.
If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
7.5.Public Disclosures
A copy of this Policy and any amendments hereto will be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K. Any Excess Incentive-Based Compensation recovered pursuant to this Policy will be publicly disclosed to the extent required by the Recovery Rules (and may, subject to applicable law, be publicly disclosed even if not required by the Recovery Rules in the Company’s discretion).
7.6.Acknowledgment
Each Covered Executive will execute an acknowledgment of this Policy and an agreement to be fully bound by the terms hereof, in the form attached hereto as Exhibit 1. Notwithstanding the foregoing, failure by a Covered Executive to execute the acknowledgment will have no impact on the applicability of this Policy.

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Exhibit 1 – Compensation Recovery Policy Acknowledgement and Agreement
This Acknowledgment and Agreement (this “Agreement”) to the Compensation Recovery Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), of Circle Internet Group, Inc. (the “Company”) is entered into between the Company and [___________].
I, the undersigned, agree and acknowledge that:
(i)I have received and reviewed a copy of the Policy;
(ii)I, together with my beneficiaries, executors, administrators, and any other legal representatives, am fully bound by, and subject to, all the terms and conditions of the Policy and the Policy will apply both during and after my employment with the Company;
(iii)I will abide by the terms of the Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Policy or taking such actions as are necessary to effectuate a forfeiture of such compensation;
(iv)Notwithstanding anything to the contrary in any agreement between me and the Company, any action by the Company to recover amounts under the Policy will not, whether alone or in combination with any other action, event, or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to me; or (ii) to constitute a breach of a contract or other arrangement to which I am a party;
(v)I am not entitled to the advancement of fees with respect to any dispute which may arise with respect to the Policy;
(vi)I am not entitled to indemnification or any gross-up payment with respect to any amounts recovered under the Policy;
(vii)I will take no position in connection with any complaint, charge, claim, or proceeding which would require the Company to violate any provision of Section 10D of the Exchange Act or any applicable regulations, administrative interpretations, or stock market or exchange rules and regulations adopted in connection therewith;
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(viii)I waive the right to have any claim relating to this Policy adjudicated by a court or jury;
(ix)I agree to the arbitration of any disputes with respect to the recovery of compensation under the Policy;
(x)In the event of any inconsistency between the Policy and the terms of any offer letter or employment agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern; and
(xi)The Policy may be amended from time to time in accordance with the terms thereof and I will remain subject to the Policy, as so amended, in all respects.
By: _____________________
Name: __________________
Title: ___________________
Date: ___________________

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